Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Tyco International Completes Acquisition of Broadview Security

Schaffhausen, Switzerland, May 14, 2010 — Tyco International Ltd. (NYSE: TYC) announced today that it has completed the acquisition Brink’s Home Security Holdings, Inc. (“Brink’s Home Security”) (NYSE:CFL) following approval of the transaction by Brink’s Home Security shareholders on May 12, 2010. Brink’s Home Security, which operates as Broadview Security, will now be combined with Tyco’s ADT security business, the world’s largest electronic security provider.

“We are excited to complete this transaction to bring together two of the premier companies in the North American residential and commercial security industry,” said Tyco Chairman and Chief Executive Officer Ed Breen. “This creates an opportunity for ADT to strengthen its leadership position in the security industry, while enhancing Tyco’s strategic focus on its core security, fire and flow control platforms.”

With the completion of the acquisition and the addition of Broadview’s 1.3 million customers, ADT’s North American residential and small business operation will serve more than six million customers under the ADT brand name.

Shares of Brink’s Home Security ceased trading as of the close of trading on May 13, 2010.

TERMS OF THE TRANSACTION

Under the terms of the transaction, each outstanding share of Brink’s Home Security common stock will be converted into the right to receive: (1) $13.15 in cash and 0.7562 Tyco shares, for those shareholders who made an all-cash election, (2) 1.0951 Tyco shares, for those shareholders who made an all stock election and (3) $12.75 in cash and 0.7666 Tyco shares, for those shareholders who made a mixed cash/stock election or who failed to make an election by the election deadline.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products.  Tyco had 2009 revenue of more than $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

ABOUT ADT WORLDWIDE

ADT Worldwide designs, sells, installs, services and monitors electronic security systems for residential, commercial, education, governmental and industrial customers around the world. ADT has a significant presence in North and South America, Europe and the Asia-Pacific region. ADT has 60,000 employees globally and recorded revenue of $7.0 billion in 2009. More ADT information is at www.adt.com.

American Stock Transfer & Trust Company LLC is the exchange agent in connection with the merger.  Those registered holders of Brink’s Home Security common stock with questions regarding the payment for Brink’s Home Security common stock should contact American Stock Transfer & Trust Company LLC at 1 (877) 248-6417.  Those Brink’s Home Security registered shareholders who failed to make a valid election by the election deadline on May 7, 2010 will be mailed additional information and materials regarding surrender of their shares for the mixed merger consideration.  Brink’s Home Security shareholders who hold stock through a broker or bank should receive information regarding the conversion of their shares from the party holding their shares.